Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

APPLIED MEDICAL CORPORATION

Effective as of November 30, 2010

The undersigned, being the duly appointed Secretary of Applied Medical Corporation, a Delaware corporation (the “Corporation”), hereby certifies that Article 2, Section 2.8 of the Second Amended and Restated Bylaws of the Corporation was amended by the Board of Directors of the Corporation, effective November 30, 2010, to read in its entirety as follows:

“2.8 Voting Rights; Determination of Majority or Other Proportion of Stock. Each stockholder shall at every meeting of the stockholders be entitled to that number of votes for each share of capital stock held by such stockholder as set forth in the Certificate of Incorporation. If the Certificate of Incorporation provides for more or less than one (1) vote for any share, on any matter, every reference in these Bylaws to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.”

Dated as of November 30, 2010	/s/ J. Michael Vaughn
J. Michael Vaughn
Secretary